Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG FASTCHANNEL® FIRST QUARTER REVENUES

INCREASE 47% TO $29.2 MILLION

- First Quarter Operating Income Rises 76% to a Record $7.1 Million -

- Adjusted EBITDA Rises 58% to $10.4 Million –

Dallas, TX – May 8, 2008 – DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record financial results for the first quarter ended March 31, 2008.

First Quarter and Recent Highlights

•                  First quarter 2008 revenue of $29.2 million compared to $19.9 million in the same period of 2007.

•                  Adjusted EBITDA (earnings before interest, taxes, unrealized investment gains and losses, depreciation and amortization) of $10.4 million for the three months ended March 31, 2008 compared to $6.6 million in the comparable period of 2007.

•                  First quarter 2008 income from continuing operations of $3.2 million, or $0.17 per diluted share, inclusive of a $1.1 million pre-tax charge, or $0.04 per diluted share for the reduction in fair value of a derivative instrument, compared with income from continuing operations of $2.3 million, or $0.15 per diluted share in the first quarter of 2007.

•                  First quarter 2008 revenue from the delivery of high definition (HD) content rose to $3.7 million, compared with $1.0 million in the first quarter of 2007.

•                  Closed a new six–year, $145 million senior credit facility with BMO Capital Markets as lead arranger consisting of $115 million in term loans and a $30 million revolving credit facility.

-more-

•                  As of March 31, 2008, DG FastChannel had $34.1 million in cash and $65.0 million of debt, or net debt of approximately $30.9 million compared to net debt of $34.7 million at December 31, 2007.

•                  Signed a definitive agreement to merge with Enliven Marketing Technologies Corporation (NASDAQ: ENLV).  The merger will combine DG FastChannel’s leadership in digital media services and ad distribution with Enliven’s Internet marketing, online and mobile advertising solutions.  The proposed transaction values Enliven at approximately $98.0 million.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented on the results, “The first quarter numbers were very encouraging.  DG FastChannel delivered a 47% increase in quarterly revenues and 58% rise in adjusted EBITDA compared to the 2007 first quarter. In addition, excluding the impact of the reduction in fair value of a long-term investment, net income rose approximately 74% year over year. We achieved record levels of HD advertising content during the quarter, we made good progress on completing the Vyvx transaction, and the enterprise continues to be streamlined and made more efficient. Today, we also announced an agreement to merge with Enliven Technologies to firmly establish the Company in the new media advertising solutions space.

“We are well positioned to generate ongoing growth from our business model throughout 2008 based on our increased scale, diversified product line up, growing market adoption of our HD delivery solutions and interactive rich media capabilities as well as expected record levels of political advertising.

“By the end of the first quarter of 2008 we had fully integrated all of the entities acquired in 2007.  First quarter operating efficiency is highlighted by adjusted EBITDA margins which rose to about 36% from approximately 33% in the same period last year.”

Vyvx Transaction Update

On December 19, 2007 DG FastChannel announced that it entered into a definitive agreement with Level 3 Communications, Inc. (Nasdaq: LVLT) to acquire the Vyvx advertising services business including its distribution, post-production and related operations for $129 million in cash, subject to certain adjustments.

DG FastChannel and Level 3 have provided additional information to the Department of Justice relating to the proposed transaction.  The request for additional information (commonly referred to as a Second Request) was issued under notification requirements of the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, as amended.

Mr. Ginsburg stated, “DG FastChannel continues to expect that, subject to the satisfaction of regulatory and other customary closing conditions, the transaction will be completed on or before June 30, 2008.”

HD Update and Online Video Services Outlook

“Our clients are realizing significant benefits by utilizing DG FastChannel’s state-of-the-art work flow processes, electronic distribution network and from our ongoing investments in research and development,” Mr. Ginsburg noted.  “For example, we recently unveiled a series of technical and software advancements that expand digital spot delivery capacity through our HD Xtreme initiative.  HD Xtreme equips advertisers and broadcasters with comprehensive solutions for the distribution and management of HD advertisements, and will ensure that every station that wants to air HD spots will be ready to receive them electronically by February 2009.  Broadcasters will benefit from the industry’s most advanced network and by receiving all new hardware and software from DG FastChannel.

“DG FastChannel is also upgrading its Dallas network operating center and building out an Atlanta data center to complete the HD Xtreme initiative.  Reflecting the organic growth of the ongoing DG FastChannel business and the addition of the Vyvx and Enliven businesses, our new data centers will process significantly higher transaction levels.  From the client service perspective, these technology investments will provide critical redundancy to ensure DG FastChannel’s ongoing industry leadership in on-time deliveries.”

DG FastChannel / Enliven Marketing Technologies Pending Merger

Earlier today, DG FastChannel announced an agreement to merge with Enliven in a stock-for-stock transaction.  The merger will combine DG FastChannel’s leadership in traditional advertising and media distribution services with Enliven’s ground breaking digital marketing technologies for online, mobile and in-game advertising solutions.  The transaction positions DG FastChannel as a full participant in the Internet and mobile advertising vertical, building upon its leadership position in traditional media, and reflects the Company’s commitment to offering innovative digital technologies and an end-to-end digital media platform to serve the advertising community.

Mr. Ginsburg commented, “Video advertising on computers and mobile devices is the fastest growing advertising segment, and DG FastChannel is at the forefront in bringing integrated solutions to the advertising community.  Industry response to DG FastChannel/Enliven’s joint products that allow advertisers and agencies to re-purpose and re-configure their valuable broadcast video assets has been positive.  The integration of our digital media services platform with Enliven’s technologies to serve rich media ads across thousands of on-line publishers will create a very competitive product portfolio.  Throughout this process, we will expand our relationships with advertisers and advertising agencies to distribute digital advertising content to any viable media outlet.

“Financially, the transaction further diversifies our revenue sources and provides significant opportunities for operational synergies.  Our shareholders will benefit from our proven ability to combine businesses and drive superior returns.”

First Quarter 2008 Financial Results Webcast

The Company’s first quarter conference call will be broadcast live on the Internet at 11:00 a.m. EDT on Thursday, May 8, 2008.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.dgfastchannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation and Adjusted EBITDA Definition

Adjusted EBITDA is defined as earnings before interest, taxes, unrealized investment gains and losses, depreciation and amortization.  Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes this Non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because Adjusted EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the Adjusted EBITDA figures is presented in the accompanying unaudited, condensed, consolidated statements of income included herein.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, the demand among certain clients for digital audio and video delivery services and its expectations of operations of the recently acquired Point.360 advertising distribution operations, GTN, its strategic alliance and proposed merger with Enliven Marketing Technologies and its announcement to purchase the Vyvx advertising distribution assets from Level 3.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$29,217	$19,894
Operating expenses, excluding depreciation and amortization	18,790	13,292
Adjusted EBITDA	10,427	6,602
Depreciation and amortization	3,291	2,545
Operating income	7,136	4,057
Interest expense and other, net	763	174
Reduction in fair value of derivative instrument	1,093	—
Income before income taxes from continuing operations	5,280	3,883
Provision for income taxes	2,113	1,551
Income from continuing operations	3,167	2,332
Loss from discontinued operations	—	(133)

Net Income	$3,167	$2,199

Basic income per common share from continuing operations	$0.18	$0.15

Basic loss per common share from discontinued operations	—	(0.01)

Basic income per common share	$0.18	$0.14
Diluted income per common share from continuing operations	$0.17	$0.15

Diluted loss per common share from discontinued operations	—	(0.01)

Diluted income per common share	$0.17	$0.14
Weighted average shares outstanding – Basic	17,909	15,844
Weighted average shares outstanding – Diluted	18,412	16,148

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2008	December 31, 2007
	(unaudited)
Cash	$34,054	$10,101
Accounts receivable, net	24,032	26,516
Property and equipment, net	27,170	27,466
Long-term investments	9,070	15,001
Goodwill	112,307	111,955
Deferred income taxes	5,105	4,667
Intangibles and other, net	58,688	56,789
TOTAL ASSETS	$270,426	$252,495

Accounts payable and accrued liabilities	$9,878	$12,770
Deferred revenue	2,985	2,821
Debt	65,000	44,775
TOTAL LIABILITIES	77,863	60,366
TOTAL STOCKHOLDERS’ EQUITY	192,563	192,129

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$270,426	$252,495

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